Exhibit 10.2
Summary of the Covanta Holding Corporation
Annual Non-Equity Incentive Award Program

Administration. With respect to senior management of Covanta Holding Corporation and its subsidiaries (collectively, the “Company”), the Non-Equity Incentive Award Program is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

Purpose. The annual cash award payable under the Non-Equity Incentive Award Program is a variable performance-based compensation component designed to reward the achievement of annual financial goals. The annual cash award is determined by the Company’s actual financial performance compared to a pre-determined financial performance target or targets (the “Financial Performance Measures”).

Application of Financial Performance Measures: The Committee measures financial performance results with a percentage that is calculated between the stretch goal and the minimum goal. The Compensation Committee also sets a “target” award level for each executive officer, which is a stated percentage of such officer’s base salary. Based on the level of performance, awards are payable as follows:

•	if financial performance is at or below the “minimum” level, then no cash award would be paid;

•	if financial performance is at the “threshold” level, then a cash award at 50% of the “target” award level would be paid;

•	if financial performance is at the “target” level, then a cash award at 100% of the “target” award level would be paid; and

•	if financial performance is at or above the “stretch” level, then a cash award at 200% of the “target” award level would be paid.

Between each of the foregoing levels, results are interpolated within each category to calculate specific incentive cash award percentages. Financial results are capped at 200% of target levels for all executive officers. Under the structure of this series of performance goals, each percentage of performance below the target level results in a reduction in the amount of incentive cash awards relating to financial performance that is greater than the relative amount of increases in such awards that would result from the same percentage of performance above the target level.

In order to assure that the intents and purposes of the compensation plans, including the annual cash awards, are effectuated, the Committee retains the discretion to make adjustments to the results for any given year and to introduce “collars and caps”, to mitigate the impact of excessive swings and variability relating to financial impacts, such as commodity prices, outside of the control of management. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, timing of working capital, payments of cash awards in subsequent calendar years but relating back to the prior calendar year, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of the executive officers with those of our stockholders and to provide financial incentives to executive officers to effectively implement our business plan and goals. In addition, the Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout.